Exhibit 5.2

May 2, 2025

Board of Directors

U.S. Gold Corp.

1910 E. Idaho Street, Suite 102-Box 604

Elko, NV 89801

Ladies and Gentlemen:

We have acted as counsel to U.S. Gold Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), including a prospectus dated May 2, 2025 (the “Prospectus”), which forms a part of the Registration Statement. The Prospectus relates to the issuance by the Company of up to 2,416,220 shares of its common stock, par value $0.001 per share (the “Common Stock”), upon the exercise of (i) 192,370 outstanding common stock purchase warrants issued on February 16, 2021, with an exercise price of $8.00 per share, (ii) 625,000 outstanding common stock purchase warrants issued on March 18, 2022, with an exercise price of $6.16 per share, (iii) 870,000 outstanding common stock purchase warrants issued on April 10, 2023, with an exercise price of $6.16 per share, and (iv) 728,850 outstanding common stock purchase warrants issued on November 27, 2024, with an exercise price of $9.50 per share (collectively, the “Warrants”), in each case subject to certain adjustments set forth in the applicable Warrant (such underlying shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”).

The Warrant Shares are to be issued pursuant to the Prospectus and the Warrants.

We have examined originals or certified copies of the Warrants, the Registration Statement and the Prospectus, and such corporate records of the Company, including certain resolutions of the board of directors of the Company, and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the SEC as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents. We further assume that each Warrant constitutes a valid and binding obligation of all the parties thereto. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company. We assume for purposes of this opinion that, when any shares of Common Stock are issued upon exercise of and pursuant to the terms of the Warrants, the number of such shares will not exceed the number of shares of Common Stock then permitted to be issued under the Company’s articles of incorporation, as amended.

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U.S. Gold Corp. May 2, 2025 Page 2

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Warrant Shares have been duly authorized and, upon issuance in accordance with the terms of the applicable Warrants, including receipt by the Company of the full exercise price as consideration for the issuance of such Warrant Shares, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The foregoing opinion is limited to the Nevada Private Corporations Chapter of the Nevada Revised Statutes (Nev. Rev. Stat. 78) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We express no opinion as to when or under what circumstances the Warrant Shares may be reoffered or resold by any holder thereof. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP